Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

September 13, 2013

CHS Inc.

5500 Cenex Drive

Inver Grove Heights, Minnesota 55077

Re:      Registration Statement on Form S-1

File No. 333-190019

Ladies and Gentlemen:

We have acted as counsel to CHS Inc., Minnesota cooperative corporation (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333-190019) (the “Registration Statement”) relating to the sale by the Company of up to $9,999,250 shares of its Class B Cumulative Redeemable Preferred Stock, Series 1 (including shares to be subject to the underwriters’ over-allotment option) (the “Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Shares will be sold for a price per Share not less than their par value per Share and will be issued and sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that the Shares to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Dorsey & Whitney LLP

DPS/SK/SFA